                                                                       EXHIBIT 3

                               SECURITY AGREEMENT

DEBTOR:

     Name:    eUniverse, Inc.
              101 North Plains Industrial Road
              Wallingford, CT 06492

SECURED PARTY:

     Name:    New Technology Holdings Inc.
     Address: 550 Madison Avenue
              New York, NY 10022

     1. Debtor, in consideration of the agreement of Secured Party to make one or more loans to Debtor pursuant to that certain Note and Warrant Purchase Agreement, of even date herewith, between Debtor and Secured Party (the "Purchase Agreement"), and for other good and sufficient consideration, hereby
 ------------------
grants to Secured Party a first priority security interest in all of Debtor's right, title and interest in and to the following property (except as set forth herein), including without limitation any and all additions, accessions and substitutions thereto or therefor (hereinafter called the "Collateral"):
                                                           ----------

     (a) all tangible personal property, machinery, electrical and electronic components, equipment, fixtures, furniture, office machinery, vehicles, trailers, implements and other tangible personal property of every kind and description, all goods of like kind or type hereafter acquired in substitution or replacement thereof, all additions and accessions thereto and all rents, proceeds and products on or of any of the foregoing, including, without limitation, the rights to insurance proceeds covering the foregoing;

     (b) all inventory, including without limitation, all merchandise, raw materials, components, parts, supplies, unfinished goods, work-in-progress, finished products intended for sale, lease or other disposition, and packing and shipping materials of every kind, nature and description, wherever any of the same may be located;

     (c) all deposits, cash, cash equivalents and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings which evidence a right to the payment of money;

     (d) all insurance policies on which Debtor is named as an insured or additional insured or loss payee and all proceeds which may be derived therefrom;

     (e) all "accounts" (as that term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York, the "Uniform Commercial Code") and/or other rights to payment;

     (f) all "general intangibles" (as that term is defined in the Uniform Commercial Code);

     (g) all leasehold interests and other rights and interests of Debtor respecting the use or ownership of or title to any real property, including the interests, easements, licenses, all other rights and interests of any kind;

     (h) all Debtor's books and records and all computer software programs relating to the Collateral, wherever located; and

     (i) all products, proceeds and income of any of the foregoing and all substitutions and replacement of, and additions and accessions to, any of the foregoing.

     to secure payment of the unpaid principal amount of and interest on the Notes (as defined in the Purchase Agreement) and all other obligations and liabilities of Debtor to Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Purchase Agreement or this Security Agreement and any other document executed and delivered in connection therewith or herewith and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now or hereafter existing, of the Debtor to Secured Party, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Secured Party) or otherwise. Specifically excluded from the Collateral are goods covered by any purchase money security interest.

     2.  Debtor expressly represents, warrants and covenants:

     (a) That except for the first priority security interest granted hereby and the permitted liens listed on Schedule A hereto, Debtor is the owner of the
                                   ----------
     Collateral free from any adverse lien, security interest or encumbrances; and that Debtor will defend the Collateral against all claims and demands of all persons at anytime claiming the same or any interest therein.

     (b) That Debtor has the full power and authority to enter into this Security Agreement, that this Security Agreement has been duly authorized, executed, and delivered by the Debtor and Debtor's obligations under this Security Agreement are legal, valid, binding, absolute and unconditional.

     (c) That Debtor's location is as stated above and the Collateral will be kept at that location or at the locations of Debtor's subsidiaries.

     (d) That Debtor will promptly notify Secured Party of any change in the location of the Collateral.

     (e) That Debtor will pay all taxes and assessments of every nature which may be levied or assessed against the Collateral.

     (f) That Debtor will not permit or allow any adverse lien, security interest or encumbrance whatsoever upon the Collateral and will not permit the same to be attached or replevined.

     (g) That Debtor has used, and will continue to use for the duration of this Security Agreement, consistent standards of quality in its provision of services sold under Debtor's service marks. Debtor shall use its best efforts to do any and all acts required by Secured Party to ensure Debtor's compliance with this subparagraph.

     (h) That the Collateral is in good condition, and that Secured Party may examine and inspect the Collateral at any time, wherever located. Without limiting the generality of the foregoing, Debtor hereby grants to Secured Party and its employees and agents the right to visit Debtor's offices from which services are provided under any of Debtor's service marks, and to inspect the quality control relating thereto at reasonable times during regular business hours.

     (i) That Debtor will not do any act, or omit to do any act, whereby Debtor's service marks or any registration or application appurtenant thereto, may become abandoned, invalidated, unenforceable, avoided, avoidable, or will otherwise diminish in value, and shall notify Secured Party immediately if it knows of any reason or has reason to know of any ground under which this result may occur. Debtor shall take appropriate action at its expense to halt the infringement of Debtor's service marks and shall properly exercise its duty to control the nature and quality of the goods offered by any licensees in connection therewith.

     (j) That Debtor will not use the Collateral in violation of any applicable statutes, regulations or ordinances or rights to any third parties.

     (k) That Debtor will keep the Collateral at all times insured against risks of loss or damage by fire, theft and such other casualties as Secured Party may reasonably require, all in such amounts, under such forms of policies, upon such terms, for such periods, and written by such companies or underwriters as Secured Party may approve, losses in all cases to be payable to Secured Party and Debtor as their interest may appear. Secured Party may act as attorney for Debtor in making, adjusting and settling claims under or canceling such insurance and endorsing Debtor's name on any drafts drawn by insurers of the Collateral.

     (l) At any time and from time to time, upon the request of Secured Party, Debtor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem desirable in obtaining the full benefits of this Security Agreement, including, without limitation, the filing of any financing or continuation statement under the Uniform Commercial Code with respect to the liens and security interests granted hereby. Debtor hereby authorizes Secured Party to file any such financing or continuation statement without the signature of Debtor to the extent permitted by applicable law.

     (m) That Debtor hereby indemnifies and holds Secured Party, its officers, directors, employees and shareholders, harmless from and against any claim, suit, loss, damage or expense (including reasonable attorneys' fees) arising out of this Security Agreement, the Purchase Agreement, or Debtor's operation of its business from the use of the Collateral.

     (n) That Debtor hereby irrevocably appoints Secured Party, and its successors and assigns, Debtor's true and lawful attorney, with full power (in the name of Debtor or otherwise), after the occurrence and during the continuance of an Event of Default (defined in Section 4 below), to ask, require, demand, receive, compound and give acquittance for any and all moneys, claims and other amounts due and to become due at any time under, or arising out of, the Collateral; to endorse any checks or other instruments or orders in connection therewith; to enforce all Secured Party's rights hereunder, to enter into all agreements or instruments required to carry out the terms hereof which are required to be performed by Debtor; to execute such other assignments and mortgages of the Collateral as Secured Party may deem to be necessary or advisable. Such power of attorney shall be deemed a power coupled with an interest and, therefore, irrevocable.

     3. Until an Event of Default, Debtor may have possession of the Collateral and use it in any lawful manner, and upon an Event of Default, Secured Party shall have the immediate right to the possession of the Collateral.

     4. Debtor shall be in default under this Security Agreement upon the happening of any of the following events or conditions (each an "Event of Default"):

     (a) default in the payment or performance of any obligation, covenant or liability contained or referred to herein or in any note evidencing the same;

     (b) the making or furnishing of any warranty, representation or statement to Secured Party by or on behalf of Debtor which proves to have been false in any material respect when made or furnished;

     (c) loss, theft, damage, destruction, sale or encumbrance to or of any of the Collateral, or the making of any levy seizure or attachment thereof or thereon and, if capable of being remedied, such default shall continue unremedied for a period of 30 days;

     (d) dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws of, by or against Debtor or any guarantor or surety for Debtor.

and Debtor shall give Secured Party immediate notice of the occurrence of any matter referred to in clause (d) of this paragraph.

     5. Upon such default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a secured party under Article 9 of the Uniform Commercial Code. Secured Party may require Debtor to assemble the Collateral and deliver or make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. Expenses of taking, holding, preparing for sale, or selling the Collateral or the like shall include Secured Party's reasonable attorney's fees and legal expenses.

     6. No waiver by Secured Party of any Event of Default shall operate as a waiver of any other Event of Default or of the same Event of Default on a future occasion. The taking of this Security Agreement shall not waive or impair any other security said Secured Party may have or hereafter acquire for the payment of the above indebtedness, nor shall the taking of any such additional security waive or impair this Security Agreement; but said Secured Party may, resort to any security it may have in the order it may deem proper, and notwithstanding any collateral security, Secured Party shall retain its rights of set-off against Debtor.

     7. Secured Party's rights hereunder shall be senior to the rights of any other person except as listed on Schedule A hereto.
                                 ----------

     8. All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns; and all promises and duties of Debtor shall bind his heirs, executors or administrators or his or its successors or assigns. If there be more than one Debtor, their liabilities hereunder shall be joint and several.

     9. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

     10. This Security Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                            [signature page follows]

Dated this 6th day of September, 2000.


Debtor:                            Secured Party:

eUniverse, Inc.                    New Technology Holdings Inc.



By: /s/ Brad Greenspan             By: /s/ Mark Eisenberg
    --------------------               ---------------------
Name:   Brad Greenspan             Name:  Mark Eisenberg
Title:  President and              Title: Vice President
         Chief Executive
         Officer


                    [SIGNATURE PAGE TO SECURITY AGREEMENT]